PLEDGE AGREEMENT

dated 7 SEPTEMBER 2021

between

SOBRAL AS

as Pledgor

and

DNB BANK ASA

as Pledgee

relating to a custody account, a cash account and shares recorded in the custody account

CUSIP No. 29270J100 - Exhibit E

TABLE OF CONTENTS

Clause Page

1.	DEFINITIONS AND INTERPRETATION 1
2.	PLEDGE OF SECURITY ASSETS 3
3.	REPRESENTATIONS AND WARRANTIES 3
4.	UNDERTAKINGS 4
5.	CONTINUING SECURITY 5
6.	ENFORCEMENT 6
7.	WAIVER OF DEFENCES 6
8.	DELEGATION 6
9.	WAIVERS 7
10.	INDEMNITY 7
11.	DEFERRAL OF THE PLEDGOR'S RIGHTS 7
12.	POWER OF ATTORNEY 7
13.	ASSIGNMENT 8
14.	AMENDMENTS 8
15.	NOTICES 8
16.	SEVERABILITY 8
17.	COUNTERPARTS 8
18.	FORCE MAJEURE; EXCLUSION OF LIABILITY 8
19.	GOVERNING LAW AND JURISDICTION 9

SCHEDULE 1 FORM OF PROXY 10

SCHEDULE 2 FORM OF NOTICE 11

EXECUTION PAGE 14

CUSIP No. 29270J100 - Exhibit E

THIS AGREEMENT (this "Agreement") is dated 7 September 2021 and made between:

(1)	SOBRAL AS, Norwegian Org No. 990 611 238,a private limited liability company incorporated under the laws of Norway (the "Pledgor"); and

(2)	DNB BANK ASA, Norwegian Org No. 984 851 006 as Pledgee (the "Pledgee").

WHEREAS:

(A)	Reference is made to an Agreement on Securities Financing for Non-Retail Customers entered into between Ludvig Lorentzen AS as Borrower andthe Pledgor as Additional Collateral Provider (individually each a “Obligor” and together the “Obligors”) and the Pledgee as the Bank, as amended and restated on or about the date hereof and as amended from time to time (the "Facilities Agreement").

(B)	The Pledgor has entered into this Agreement in order to secure the Secured Obligations (as defined below).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

"Acceleration Event" has the meaning given to that term in the Facilities Agreement. "Account Bank" means DNB Bank ASA, Sweden Branch, being the registered nominee (Sw.

förvaltare) for the Collateral Shares.

"Articles of Association" means the articles of association (Sw. Bolagsordning) of the Company.

"Block Notice" has the meaning given to that term in Schedule 2 (Form of Notice).

"Cash Account" means each of the USD income account no. 9195 6976 010 and the SEK income account no. 9195 6976 002 , associated with the Custody Account, held by the Pledgor with the Account Bank, into which all cash payments with respect to the Collateral Shares shall be made.

"Collateral Shares" means the Shares and any other securities recorded in the Custody Account.

"Company" means Energy Recovery Inc.

"Custody Account" means the custody account held by the Pledgor with the Account Bank, with account no. 32648 .

“Ludvig Lorentzen AS” means Ludvig Lorentzen AS, Norwegian Org No. 997 345 495.

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"Related Rights" means, in relation to the Collateral Shares, all property deriving from the Collateral Shares and all other rights or benefits of all kind accruing or otherwise deriving from the Collateral Shares, including, but not limited to dividends (whether in cash or in kind), distributions or other income paid or payable on any Collateral Share, the right to participate in new issue of shares or bonus issue of shares and the right to participate in issues of convertible debt instruments, options to subscribe for new shares or other securities.

"Secured Obligations" means all obligations of the Obligors under the Facilities Agreement.

"Security Assets" means the Collateral Shares, the Custody Account (including any other rights, money or property standing to the credit of the Custody Account from time to time), the Cash Account (including any other rights, money or property standing to the credit of the Cash Account from time to time) and all Related Rights.

"Security Period" means the period beginning on the date of this Agreement and ending on the date upon which the Pledgee confirms that all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full.

"Shares" means shares issued by the Company with ISIN US29270J1007.

1.2	In this Agreement, unless the contrary intention appears, a reference to:

(a)	a Clause or a Schedule is a reference to a clause of, or a schedule to, this Agreement except as otherwise indicated in this Agreement;
(b)	the index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement;
(c)	a law or a provision of law is a reference to that law or provision as amended or re- enacted;

(d)	a person includes such party's successors in title and permitted transferees and assigns;

(e)	this Agreement or any other document, agreement or instrument is a reference to this Agreement or any other document, agreement or instrument as amended, novated, supplemented, restated or replaced from time to time; and

1.3	Terms defined in the Facilities Agreement shall have the same meanings when used in this Agreement (unless otherwise defined herein).

1.4	If the Pledgee considers that in respect of an amount paid by any Obligor to the Pledgee under Finance Document there is a risk, in the reasonable opinion of the Pledgee, that such payment will be recovered or otherwise set aside in the liquidation, bankruptcy or administration of that Obligor or otherwise be rendered void, then that amount shall not, for the purposes of this Agreement, be considered to have been unconditionally and irrevocably paid and discharged in full.

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2.	PLEDGE OF SECURITY ASSETS

2.1	For the purpose of constituting Security for the due and punctual fulfillment by the Obligors of the Secured Obligations, the Pledgor hereby pledges, as a first priority pledge, the Security Assets to the Pledgee.

2.2	Notwithstanding Clause 2.1, the Pledgor may be entitled to receive and retain any dividends, distributions and other payments relating to the Shares prior to the occurrence of an Acceleration Event. Upon the occurrence of an Acceleration Event, the Pledgee shall be entitled to serve a Block Notice to the Account Bank.

3.	REPRESENTATIONS AND WARRANTIES

3.1	The Pledgor represents and warrants to the Pledgee that:

(a)	it is a private limited liability company, duly incorporated and validly existing under the laws of Norway;

(b)	it has the power to enter into and perform and has taken all necessary action to authorise the entry into and performance of this Agreement and the transactions contemplated by this Agreement;

(c)	this Agreement constitutes legally binding and valid obligations of the Pledgor and, subject to the Pledgee notifying the Account Bank in accordance with Clause 2.2, validly creates a first priority security interest enforceable in accordance with its terms against the Pledgor, a liquidator, a receiver or a similar officer of the Pledgor and any third party of the Pledgor;

(d)	this Agreement does not and will not breach the constitutional documents of the Pledgor or any agreement, document, law, regulation or judicial or official order by which the Pledgor is bound;

(e)	no consent, approval or authorisation of and/or registration with any public authority is required in connection with the execution, performance, validity and enforceability of this Agreement, to an extent which has or is reasonably likely to have a Material Adverse Effect (as defined in the Facilities Agreement);

(f)	it is and will remain the sole owner of the Security Assets;

(g)	the Shares are duly authorised, validly issued, fully paid and freely transferable; and

(h)	other than as created under or pursuant to this Agreement, the Security Assets are free from any Security and any options, pre-emption rights, consent clauses, rights of first refusal, post sale purchase rights, requirements for the Company's consent with regard to disposals of Security Assets or any other provisions limiting the possibility of

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any Security Assets to constitute Security or which are likely to be detrimental to the value of or the possibility to enforce such Security.

3.2	The representations and warranties set out in Clause 3.1 are made on the date of this Agreement and are deemed to be repeated by the Pledgor on (i) each other date during the Security Period on which any of the representations or warranties set out in the Facilities Agreement are repeated, and (ii) on each date any new Shares or Related Rights become subject to the Security created by this Agreement, with reference to the facts and circumstances then existing.

4.	UNDERTAKINGS

4.1	The Pledgor undertakes and agrees with the Pledgee that it shall not unless explicitly permitted under the Finance Documents or following the prior written consent from the Pledgee:

(a)	create or permit to subsist any Security or grant any other right over any Security Asset other than the Security created by this Agreement;

(b)	subject to Clause 2.2, sell, assign, lease, transfer or otherwise dispose of any Security Asset or permit the same to occur;

(c)	do or cause or permit to be done anything which will, or could reasonably be expected to, materially adversely affect the Security Assets or the rights of the Pledgee hereunder or which in any way is inconsistent with or materially depreciates, jeopardises or otherwise prejudices the Security Assets.

4.2	The Pledgor further undertakes and agrees with the Pledgee that it shall:

(a)	promptly notify the Account Bank of the Security created by this Agreement by sending a notice to the Account Bank substantially in the form set out in Schedule 2 (Form of Notice) and provide evidence that such notice has been delivered to the Account Bank and to procure that the Account Bank acknowledges its receipt of such notice and execute any other documentation in connection with the deposition of Shares in the Custody Accounts and the security created by this Agreement as the Pledgee may require;

(b)	subject to Clause 2.2, promptly transfer all Related Rights received by the Pledgor after the date hereof to the Custody Account or, if such Related Rights are in the form of cash, the Cash Account, forthwith after the Pledgor has received such Related Rights;

(c)	not (i) agree to any amendment or variation of the terms and conditions of the Custody Agreement, (ii) terminate the Custody Agreement or (iii) breach any of the undertakings set out therein (including but not limited to the payment of fees to the Account Bank), in a manner that materially adversely affects the value of the Security

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Assets or the rights of the Pledgee (without the Pledgee's prior written consent, not to be unreasonably withheld);

(d)	at all times exercise the voting rights in respect of the Shares only in a manner which does not materially adversely affect the validity, enforceability or existence of the interests of the Pledgee under this Agreement;

(e)	upon the request by the Pledgee, promptly and duly take all actions and execute and deliver any and all further documents, powers of attorney, notifications and confirmations necessary for the purpose of obtaining the full benefit of this Agreement and of the rights and powers granted under it, including any that the Pledgee may require in order to perfect and/or preserve the Security over the Security Assets as created under this Agreement and/or the Pledgee' rights under this Agreement;

(f)	subject to Clause 2.2, immediately on receipt of any Security Assets, certificate or other document evidencing any entitlement to any further or other Security Assets deposit such Security Assets, certificate or document with the Pledgee duly endorsed in blank (if applicable) together with such other documents as the Pledgee may require; and

(g)	when so requested by the Pledgee issue to the Pledgee a proxy substantially in the form set out in Schedule 1 (Form of Proxy). The Pledgor also undertakes, when requested by the Pledgee, to issue a new such proxy in order to replace any expired or annulled proxy.

4.3	The Pledgor will make all payments which may become due in respect of any of the Security Assets and will discharge all other obligations in respect thereof and if it fails to do so the Pledgee may elect to make such payments or discharge such obligations on behalf of the Pledgor. Any sums so paid by the Pledgee shall be repayable by the Pledgor to the Pledgee promptly together with interest at the interest rate set out in Clause 7.4(Default interest) of the Facilities Agreement, from the date of such payment by the Pledgee and pending such payment any sums shall form part of the Secured Obligations.

5.	CONTINUING SECURITY

5.1	The Security constituted by this Agreement shall be a continuing Security, shall extend to the ultimate balance of the Secured Obligations and shall continue in force notwithstanding any intermediate payment or discharge in whole or in part of the Secured Obligations until the end of the Security Period.

5.2	This Agreement and the Pledgee' rights hereunder are in addition to and not exclusive of those provided by law and are not in any way prejudiced by any present or future Security held by the Pledgee.

5.3	The Pledgee may at any time during the Security Period refrain from applying or enforcing any other Security or rights held or received by it in respect of the Secured Obligations and the

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Pledgor waives any right it may have of first requiring the Pledgee to proceed against or enforce any other rights or Security or claim payment from any person before enforcing the Security created by this Agreement.

6.	ENFORCEMENT

6.1	If an Acceleration Event has occurred, the Pledgee shall be entitled to immediately enforce the pledge created by this Agreement and to exercise as and when it sees fit every other power possessed by the Pledgee by virtue of this Agreement, any other Finance Document or available to a secured creditor under applicable law and in particular (without limitation):

(a)	to realise the Security Assets, or any part thereof, by private sale or public auction or in any other manner permitted by applicable law;

(b)	to collect, recover or compromise and give good discharge for any monies payable to the Pledgor in respect of the Security Assets or in connection therewith; and

(c)	to act generally in relation to the Security Assets in such manner as the Pledgee acting reasonably shall determine.

6.2	The provisions in Chapter 10, Section 2 of the Swedish Code of Commerce (Sw. Handelsbalken 10 kap 2 §) shall not apply to this Agreement or any enforcement of the Security constituted by this Agreement.

6.3	The Pledgor unconditionally and irrevocably authorises the Pledgee to disclose any information about the Pledgor, the Company and any of its Subsidiaries or the Finance Documents to any person that the Pledgee shall reasonably consider appropriate in connection with any enforcement under this Clause 6.

7.	WAIVER OF DEFENCES

The obligations of the Pledgor under this Agreement shall not be affected by any act, omission or circumstance (whether or not known by the Pledgor) which might operate to release or otherwise exonerate the Pledgor from its obligations under this Agreement or prejudice or diminish those obligations in whole or in part unless such release or exoneration is a result of an action by the Pledgee and expressly intended.

8.	DELEGATION

8.1	The Pledgee may at any time or times delegate to any person(s) all or any of its rights, powers and discretions under this Agreement on such terms (including power to sub-delegate) as the Pledgee sees fit and employ agents, managers, employees, advisers and others on such terms as it sees fit for any of the purposes set out in this Agreement.

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8.2	The Pledgee will not be liable or responsible to the Pledgor or any person for any losses, liabilities or expenses arising from any act, default, omission or misconduct on the part of such delegate or sub-delegate unless such loss is caused directly by the gross negligence or wilful misconduct of the Pledgee.

9.	WAIVERS

The rights of the Pledgee under this Agreement may be waived only in writing and, subject to the provisions of the Finance Documents, on such terms as the Pledgee sees fit.

10.	INDEMNITY

Clause 10(Costs and Expenses) in the Facilities Agreement shall apply also to this Agreement mutatis mutandis.

11.	DEFERRAL OF THE PLEDGOR'S RIGHTS

The Pledgor will not exercise any rights which it may have by reason of performance by it of its obligations under this Agreement:

(a)	to be indemnified by an Obligor;

(b)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Pledgee under the Finance Documents or of any other guarantee or Security taken pursuant to, or in connection with, the Finance Documents by the Pledgee.

12.	POWER OF ATTORNEY

12.1	Upon the occurrence of an Acceleration Event, the Pledgor (to the fullest extent permitted by applicable law) hereby irrevocably appoints the Pledgee as its attorney, with full power of substitution, to do any and all acts which the Pledgor is obliged by this Agreement to do, but in the opinion of the Pledgee has failed to do, and for the purpose of carrying out the purposes of this Agreement and to take any action and executing any instruments which the Pledgee may deem reasonably necessary or advisable to accomplish the purposes hereof. The power of attorney granted pursuant hereto and all authority conferred are granted and conferred solely to protect the interest of the Pledgee in the Security Assets and shall not impose any duty upon the Pledgee to exercise any power. This appointment may not be revoked by the Pledgor until after the end of the Security Period.

12.2	The Pledgor hereby ratifies and confirms and agrees to ratify and confirm whatever any such attorney as is mentioned in Clause 12.1 shall do or purport to do in the exercise or purported exercise of all or any of the powers and authorities referred to in Clause 12.1.

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13.	ASSIGNMENT

13.1	The Pledgee may at any time assign or transfer any of its rights and/or obligations under this Agreement in accordance with the terms of the Finance Documents.

13.2	The Pledgor may not assign or transfer any of its rights and/or obligations under this Agreement.

14.	AMENDMENTS

This Agreement may not be amended unless by an instrument in writing and signed by the Pledgor and the Pledgee.

15.	NOTICES

The terms of Clause 15 (CORRESPONDENCE) of the Facilites Agreement shall apply as if incorporated into this Agreement and any notice given under or in connection with this Agreement with references in such clause to "this agreement" being deemed references to this Agreement, and the parties hereto agree to be bound by terms mutatis mutandis identical to those applying pursuant to Clause 15 (CORRESPONDENCE) of the Facilities Agreement to the parties of that document.

16.	SEVERABILITY

If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or
(b)	the legality, validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

17.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

18.	FORCE MAJEURE; EXCLUSION OF LIABILITY

18.1	The Pledgee shall not be held responsible for any damage arising out of any Swedish or foreign legal enactment, or any measure undertaken by a Swedish or foreign public authority, or war, strike, lockout, boycott, blockade or any other similar circumstance. The reservation in respect of strikes, lockouts, boycotts and blockades applies even if the Pledgee takes such measures, or is subject of such measures.

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18.2	Any damage that may arise shall not be indemnified by the Pledgee if they have observed normal care. The Pledgee shall not in any case be responsible for any indirect damage, consequential damage and/or loss of profit.

18.3	Should there be an obstacle as described in Clause 18.1 for the Pledgee to take any action in compliance with this Agreement, such action may be postponed until the obstacle has been removed.

19.	GOVERNING LAW AND JURISDICTION

19.1	This Agreement shall be governed by and construed in accordance with Swedish law.

19.2	The courts of Sweden shall have exclusive jurisdiction over matters arising out of or in connection with this Agreement. The Stockholm District Court (Sw. Stockholms tingsrätt) shall be the court of first instance. The submission to the jurisdiction of the Swedish Courts shall not limit the right of the Pledgee to take proceedings against the Pledgor in any court which may otherwise exercise jurisdiction over the Pledgor or any of its assets.

This Agreement has been entered into on the date stated at the beginning of this Agreement by the parties listed on the execution page at the end of this Agreement.

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SCHEDULE 1 FORM OF PROXY

This proxy is issued pursuant to a pledge agreement (the "Pledge Agreement"), dated 7 September 2021, between Sobral AS, Norwegian Org No. 990 611 238 (the "Pledgor") and DNB Bank ASA in its capacity as Pledgee (the "Pledgee"), pursuant to which the Pledgor has pledged among others shares in Energy Recovery Inc (the "Company").

The Pledgor hereby makes, constitutes and appoints the Pledgee as the true and lawful attorney for the Pledgor and gives to the Pledgee, in the name, place and stead of the Pledgor, the full power and authority to convene and attend all general meetings of the shareholders in the Company on behalf of the Pledgor, and to vote at such general meeting for all shares in the Company owned by the Pledgor.

This proxy is irrevocable and excludes the Pledgor from exercising the Pledgor's voting rights at any general meeting of the shareholders in the Company or any other rights conferred upon it as a shareholder in the Company.

This proxy is effective on the date of issuance by the Pledgor and shall remain in force for one (1) year from such date.

This proxy shall in all respects be governed by and construed in accordance with the laws of Sweden. Date:

Place: Sobral AS By:

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SCHEDULE 2 FORM OF NOTICE

To: DNB BANK ASA, SWEDEN BRANCH

7 September 2021

Notice of a Pledge

Dear Sirs,

We hereby give you notice that by a pledge agreement dated on or about the date hereof (the "Pledge Agreement") between Sobral AS, Norwegian Org No. 990 611 238 (the "Pledgor") and DNB BANK ASA in its capacity as Pledgee (the "Pledgee"), the Pledgor has pledged all rights, title and interest in and to the USD income account no. 9195 6976 010 and the SEK income account no. 9195 6976 002 , (the "Cash Account") and the custody account with account no. 32648 (the "Custody Account"), all held with yourselves, including in each case all shares, securities, convertible debt instruments, warrants, dividends, interest, rights, distributions, moneys or property from time to time standing to the credit of the Cash Account and the Custody Account (together the "Security Assets").

With effect from the receipt of this notice and as long as the pledge in favour of the Pledgee remains in force (whereby it should be noted that the Pledgee will notify you in writing when the pledge is no longer effective):

(a)	no transfers or withdrawals of any Security Assets may be directed by the Pledgor or on behalf of the Pledgor, and you may not permit its transfer or withdrawal of any Security Assets, without the prior written consent from the Pledgee,

(b)	all cash payments relating to the shares shall be paid into the Cash Account, and no other bank account than the Cash Account may be connected to the Custody Account,

(c)	no payments in respect of the Security Assets may be directed to the Pledgor,

(d)	no instructions whatsoever in respect of the Security Assets may be made by the Pledgor,

but shall instead be made by, or through the Pledgee as the Pledgee may in any specific case direct in writing.

Notwithstanding the above, any cash standing to the credit of the Cash Account shall however, at the request of the Pledgor, be distributed to the Pledgor and not be subject to the pledge until you receive a separate notice from the Pledgee to the contrary (a "Block Notice").

You shall immediately upon receipt of such notice from the Pledgee referred to above confirm the receipt of such notice and act in accordance with the instructions therein without delay.

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We kindly request that you confirm your receipt and acknowledgement of the above by signing this notification.

SOBRAL AS

By: …./s/ .P...e...d..e...r...L..u...d...v..i.g.. Lorentzen

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13

At the request of the Pledgee and the Pledgor we acknowledge receipt of the above notice regarding the pledge of the Cash Account and the Custody Account as defined in and on the terms attached. We confirm that:

(a)	we have not as of the date hereof received notice of any previous assignment, pledge or charge relating to the Cash Account or the Custody Account or any of the assets standing to the credit of the Cash Account and the Custody Account,

(b)	we will observe and follow all instructions given in this notice and in any Block Notice,

(c)	we will not accept or follow any instructions from the Pledgor in respect of the Security Assets except with respect to release of any cash standing to the credit of the Cash Account to the Pledgor prior to the receipt of a Block Notice from the Pledgee stating the contrary,

(d)	we waive any right (whether conferred upon us by contract, law or otherwise) which we may have to enforce any security interest over the Cash Account and the Custody Account (including, but not limited to, the security interest we have pursuant to the custody agreement entered into between the Pledgor and ourselves regarding the provision of services for the Custody Account and the Cash Account (the "Custody Agreement")), to liquidate the assets standing to the credit of the Cash Account and the Custody Account or exercise any right to set-off against any moneys standing to the credit of the Cash Account and the Custody Account, and

(e)	we will not amend or vary, or agree to any amendment or variation of, the terms of the Custody Agreement which could reasonably be expected to be materially prejudicial to the interests of the Pledgee, unless required to do so under mandatory laws or regulations (in which case we will forthwith notify the Secured Agent of the terms of such amendments or variations).

For your information, any measures or registrations with respect to the Cash Account and the Custody Account are undertaken in Sweden and in accordance with Swedish law.

DNB BANK ASA, SWEDEN BRANCH

By:

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EXECUTION PAGE

The Pledgor SOBRAL AS

By: …./s/ .P...e...d..e...r...L..u...d...v..i.g.. Lorentzen

The Pledgee DNB BANK ASA

By: …/s/ .. Kristoffer Eikrem

…...... Kristoffer Eikrem,

…...... Vice President…